Supplement A-3

National Grid (US) Holdings Limited

Balance sheet
at March 31, 2003

	£m	$m
Fixed assets
Investments	2,062	3,258

	2,062	3,258

Current assets
Debtors (amounts falling due within one year)		-

Creditors (amounts falling due within one year)
Other creditors	(221)	(350)

Net current liabilities	(221)	(349)

Net assets	1,841	2,908

Capital and reserves
Called up share capital	1	1
Share premium account	1,061	1,676
Profit and loss account	779	1,231
Equity shareholders' funds	1,841	2,908

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,841	2,908

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(966)	(1,527)
Recognition of intercompany balances	(96)	(151)

Equity shareholders' funds under US GAAP	779	1,230

The balance sheet is prepared under UK GAAP. The amounts presented above are by way of a convenience translation of UK sterling and/or US dollar figures, based on the exchange rate at March 31, 2003 of $1.58 =£1

National Grid (US) Holdings Limited

Cash flow statement
for the year ended March 31, 2003

There were no cash flows in the year.

National Grid (US) Holdings Limited

Profit and loss account
for the year ended March 31, 2003

	£m	$m

Exchange differences	178	282

Operating profit - continuing operations	178	282

Profit before interest and tax	178	282

Net interest	14	22

Profit on ordinary activities before taxation	192	304

Taxation	(58)	(91)

Profit on ordinary activities after taxation	134	213

Dividends	(108)	(171)

Profit on ordinary activities after taxation retained for the year	26	42

Reconciliation of net loss to US GAAP

Profit on ordinary activities after taxation under UK GAAP	134	213

Adjustments to conform with US GAAP
Equity in income of companies		191

Net profit under US GAAP	134	404

The profit and loss account is prepared under UK GAAP. The amounts presented above are by way of a convenience translation of UK sterling and/or US dollar figures, based on the exchange rate at March 31, 2003 of $1.58 =£1

National Grid (US) Holdings Limited

Profit and loss reserve
for the year ended March 31, 2003

	£m		$m

At April 1, 2002	753		1,189

Retained profit for the year	26		42

At March 31, 2003	779		1,231

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	779		1,231

Adjustments to conform with US GAAP
Equity in income of companies	(254)		(401)
Profit on sale of group companies	(818)		(1,293)

Accumulated losses under US GAAP at March 31, 2003	(293)	*	(463)	*

* Includes cumulative other comprehensive losses of £(499)m ($(789)m).

The profit and loss reserve is prepared under UK GAAP. The amounts presented above are by way of a convenience translation of UK sterling and/or US dollar figures, based on the exchange rate at March 31, 2003 of $1.58 =£1